Lori Thompson
Officer, Client Services
Telephone: 416.361.0930 ext. 243
Email: lthompson@equitytransfer.com

VIA ELECTRONIC TRANSMISSION

April 7, 2004

Dear Sir or Madam:

RE:        Stellar International Inc.

We are pleased to confirm that copies of the following materials were mailed to shareholders on April 6, 2004.

1. Proxy

2. Notice of Annual & Special Meeting of Shareholders, Management Information Circular

3. Management's Discussion & Analysis

4. Financial Statements, December 31, 2003

5. Supplemental Mailing List Request Form

6. Proxy Return Envelope

Yours Truly,

EQUITY TRANSFER SERVICES INC.

Per: